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                                                                   EXHIBIT 10.68


March 4, 1996



Norman R. Weldon, Ph.D.
President & Chief Executive Officer
Corvita Corporation
8210 N.W. 27th Street
Miami, Florida  33122

        Re: Memorandum of Agreement dated as of June 1, 1991 between Acuson Corporation and Corvita Corporation

Dear Dr. Weldon:

This letter is supplied to you in connection with a proposed acquisition of Corvita Corporation ("Corvita") by a third party (the "Acquisition"). Acuson Corporation ("Acuson") understands that providing this letter is a condition to the consummation of the Acquisition.

With this understanding, and subject to the condition that the Acquisition is in fact consummated, Acuson agrees that, except as set forth in this letter, the Memorandum of Agreement dated as of June 1, 1991 between Acuson and Corvita (the "MOA") is terminated.

This letter will confirm that all technology and intellectual property agreed to be transferred to Acuson by Corvita pursuant to the MOA consisted of manufacturing know-how and research and testing data related to Acuson ultrasound probes and the manufacture of Guidetubes for such probes, and all such technology and intellectual property has been transferred and delivered to Acuson or its designee. Acuson is not looking to Corvita for any further manufacturing services, product development services, products, technology or intellectual property under Section 7(d) or any other provision of the MOA, except as set forth in the following paragraph.

Acuson understands that the third party proposing to acquire Corvita in the Acquisition does not intend to continue to supply Corvita's proprietary polycarbonate urethane to third parties. However, Acuson is considering using a polycarbonate urethane in its Guidetubes and in this connection, may require Leonard Pinchuk's assistance in finding an alternative source for polycarbonate urethanes and in understanding how to manufacture Guidetubes using such material ("Services"). Mr. Pinchuk agrees to provide to Acuson free of charge up to ten hours of Services upon Acuson's request. If Acuson requires more than ten hours of Services, Mr. Pinchuk agrees to provide up to 50 hours of such Services on reasonable terms, including a reasonable consulting fee, to be agreed. If Acuson requires Mr. Pinchuk to travel in connection with providing Services, Acuson shall reimburse Mr. Pinchuk for his reasonable, documented expenses incurred in connection with such travel.

You have asked us to confirm your understanding that Corvita's proprietary polycarbonate urethane, Corethane(R), is not currently used in making components of any Acuson product, and we confirm that this understanding is correct.

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Norman R. Weldon, Ph.D.
March 4, 1996
Page 2


Paragraph 5 of the MOA is amended as follows, and so amended shall survive termination of the MOA:

        Corvita recognizes that Product Intellectual Property will be an extremely valuable asset of Acuson. In order to assure protection of Product Intellectual Property, for a period of 7 years following termination of this Agreement, if Acuson pays Corvita any amounts pursuant to Paragraph 3, then (a) for as long as each of them is employed by Corvita, Corvita will not permit Norman R. Weldon, Leonard Pinchuk or John Martin to work on, consult for, or assist in any way with projects in the medical diagnostic ultrasound field, and (b) Corvita will not transfer, license, sell or otherwise disclose its proprietary polycarbonate urethane or any rights thereto to unaffiliated persons or companies for use in the medical diagnostic ultrasound field; provided, however, that Corvita may license one or more unaffiliated third parties to manufacture, use and sell Corvita's proprietary polycarbonate urethane, subject to the condition that such unaffiliated third parties may not transfer, license, sell or otherwise disclose Corvita's proprietary polycarbonate urethane or rights thereto for sale or use in the medical diagnostic ultrasound field by anyone other than Acuson.

Paragraphs 3 and 6 of the MOA survives termination of the MOA.

Paragraph 1(d) of the MOA shall be amended as follows and, as so amended, shall survive termination of the MOA:

        It is hoped by both parties that any Guidetubes created by Corvita and Acuson will use existing FDA-approved polyurethanes. If requested by Acuson, however, Corvita will (i) provide Corvita's proprietary polycarbonate urethane for use in production Guidetubes at a cost not to exceed $20 per Guidetube, and (ii) permit Acuson to reference Corvita's Device Master File in FDA submissions for Acuson Guidetubes. Corvita may provide its proprietary polycarbonate urethane under arrangements with a duly licensed third-party manufacturer.

If neither Corvita, nor the third party proposing to acquire Corvita, nor any of Corvita's affiliated persons or companies, nor any licensed unaffiliated third-party manufacturer supplies Corvita's proprietary polycarbonate urethane to other third parties, then Paragraph 1(d) of the MOA shall not survive.

Paragraph 2 also survives termination, except that Paragraph 2(c) shall be modified to read as follows:

        All right, title and interest to all Product Intellectual Property has invested exclusively with Acuson and such Product Intellectual Property has been assigned to Acuson. Corvita agrees to cooperate with Acuson or its designee(s) (at Acuson's expense), both during and after the term of the Agreement, in the procurement and maintenance of Acuson's rights in the Product Intellectual Property, and to execute and deliver all documents, agreements and instruments that Acuson may consider necessary and desirable from time to time in order to vest in or disclose or make available to Acuson or its designee(s) such right, title

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Norman R. Weldon, Ph.D.
March 4, 1996
Page 3


        and interest anywhere in the world. Corvita agrees not to assert any patent, trade secret or other intellectual property right against Acuson as a result of Acuson's making, having made, using or selling probes or other medical diagnostic ultrasound devices containing Corvita's proprietary polycarbonate urethane or using the Product Intellectual Property or using any manufacturing know-how or research or testing data related to Acuson ultrasound probes and the manufacture of Guidetubes for such probes that was transferred to Acuson by Corvita pursuant to the MOA.

If the Acquisition is not consummated, this letter shall be of no further force and effect.

Paragraph 8 of the MOA shall apply to this letter agreement, except that (a) Corvita may assign this letter agreement to the third party acquiring Corvita or its assets pursuant to the Acquisition, and (b) Corvita may assign any of its obligations arising under Paragraph 1(d) of the MOA, as it may be amended by this letter agreement, to one or more licensed third-party manufacturers. In the event that the MOA is assigned pursuant to the Acquisition, the term "Corvita", as defined in the MOA, as amended hereby, shall be deemed to refer to Corvita and to the third party so acquiring Corvita.

Sincerely,

ACUSON CORPORATION


By:
   -----------------------------
   Jay Plugge
   Director, Transducer Division



By:
   --------------------------------
   Charles H. Dearborn
   Vice President, General Counsel & Secretary


                                          AGREED AND ACCEPTED:
                                               CORVITA CORPORATION


                                               By: /s/ Norman R. Weldon
                                                  -----------------------------
                                                  Norman R. Weldon
                                                  President & Chief Executive
                                                  Officer

                                                And personally as to the 4th
                                                paragraph of this letter only:

                                                /s/ Leonard Pinchuk
                                                ------------------------------
                                                Leonard Pinchuk